As filed with the Securities and Exchange Commission on April 9, 1997
                                                       Registration No. 33-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                             TRINITECH SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

           New York                         3577                       06-1344888
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)      Classification Code Number)     Identification Number)

                                333 Ludlow Street
                               Stamford, CT 06902
                                 (203) 425-8000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             William E. Alvarez, Jr.
                             Chief Financial Officer
                             Trinitech Systems, Inc.
                                333 Ludlow Street
                               Stamford, CT 06902
                                 (203) 425-8000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          ----------------------------
                                   COPIES TO:
                              Robert L. Frome, Esq.
                       OLSHAN GRUNDMAN FROME & ROSENZWEIG
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                          ----------------------------

            Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

            If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /


                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------

                                            Proposed Maximum        Proposed Maximum
Title of Shares          Amount to be       Aggregate Price         Aggregate               Amount of
to be Registered         Registered         Per Share               Offering Price          Registration Fee
--------------------------------------------------------------------------------------------=================

Common Shares upon
exercise of Warrants     570,837            $5.00 (1)               $2,854,185              $   864.90
--------------------------------------------------------------------------------------------=================

Common Shares,
$.001 par value          800,000            $5.00 (1)               $4,000,000              $1,212.12
--------------------------------------------------------------------------------------------=================

Warrants                 570,837            $2.83 (2)               $1,615,468              $   489.53
--------------------------------------------------------------------------------------------=================

(1) - The average of the high / low prices on April 7, 1997.

(2) - Of such Warrants 245,000 are exercisable at $2.00 per share, 82,500 are exercisable at $2.25 per share, 3,787 are exercisable at $2.40 per share, 3,800 are exercisable at $2.67 per share, 90,000 are exercisable at $3.00 per share, 50,000 are exercisable at $3.50 per share, 28,250 are exercisable at $4.50 per share, and 67,500 are exercisable at $5.13 per share.

                   -----------------------------------------

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                      SUBJECT TO COMPLETION, DATED APRIL 9, 1997

PROSPECTUS

                             1,370,837 Common Shares
                       570,837 Common Shares and Warrants

                             TRINITECH SYSTEMS, INC.



            This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of Common Shares, $.001 par value (the "Common Shares"), of Trinitech Systems, Inc. (the "Company"). Of such Common Shares, (i) 800,000 shares relate to a secondary distribution of Common Stock by certain Selling Shareholders and (ii) 570,837 shares (the "Warrant Shares") relate to the secondary distribution by holders of warrants described herein (the "Warrants"). The 570,837 Warrants relate to the secondary distribution by certain of the Selling Shareholders of Warrants to purchase Common Stock. See "Principal and Selling Shareholders" and "Plan of Distribution". The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders, but will receive the exercise price upon ultimate exercise, if any, of the Warrants.

            The Selling Shareholders have advised the Company that the resale of their Common Shares may be effected from time to time in one or more transactions solely on the American Stock Exchange (the "AMEX"), in negotiated transactions or otherwise at market prices prevailing at the time of sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Common Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Common Shares for whom such broker-dealers amy act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Common Shares from the Selling Shareholders may sell such securities in its normal market activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution". The Company will bear all expenses in connection with the preparation of this Prospectus.

             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
                             A HIGH DEGREE OF RISK.

                      SEE "RISK FACTORS" AT PAGE 4 HEREOF.


The Common Shares are traded on the AMEX under the symbol "TSI". On April 7, 1997, the last sales price for the Common Shares on the AMEX was $5.00.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is April __, 1997

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Shares are listed on the AMEX and such reports and other information may also be inspected at the offices of AMEX, 86 Trinity Place, New York, NY 10006.


                                TABLE OF CONTENTS

         AVAILABLE INFORMATION.........................................  2

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............  3

         RISK FACTORS..................................................  4

         THE COMPANY...................................................  5

         USE OF PROCEEDS...............................................  6

         SELLING SHAREHOLDERS..........................................  6

         PLAN OF DISTRIBUTION..........................................  8

         LEGAL MATTERS.................................................  9

         EXPERTS.......................................................  9

         ADDITIONAL INFORMATION........................................  9

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, is incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All subsequent reports filed by the Company on Forms 10-KSB, 10-QSB, 8-K or otherwise, prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act, subsequently filed by the Company prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company's  Application for  Registration of its Common Shares under
Section 12(b) of the Exchange Act filed on April 9, 1997 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

            The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to William E. Alvarez, Jr., Chief Financial Officer and Secretary, Trinitech Systems, Inc., 333 Ludlow Street, Stamford, CT 06902. Oral requests should be directed to such individual (telephone number (203) 425-8000).

                        --------------------------------

            No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to but, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED HEREIN, EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN, AND AFFECTING THE BUSINESS OF, THE COMPANY BEFORE MAKING AN INVESTMENT DECISION.

            1. LIMITED HISTORY OF OPERATIONS; LOSSES SINCE INCEPTION. The Company has conducted its business operations since June 1991 and has had limited revenue from operations or other financial results upon which investors may base an assessment of its potential. The Company has had operating losses since its inception in 1991 through December 31, 1996 of approximately
$1,503,000 and there can be no assurance that the Company will succeed in implementing its business strategy or achieving profitable operations in the future.

            2. NEW PRODUCTS AND TECHNOLOGICAL CHANGE. The markets for the Company's products are characterized by rapidly changing technology and new product introductions. Accordingly, the Company believes that its future success will depend on its ability to enhance its existing products and to develop and introduce in a timely fashion new products that achieve market acceptance. The Company has been able to develop and launch products supporting industry standard operating systems and networks. Management believes that the Company will be able to continue to compete and adapt to potential new future industry standards, although there can be no assurance that the Company will in fact be able to identify, develop, assemble, market or support such products successfully or that the Company will in fact be able to respond effectively to technological changes or product announcements by competitors.

            3. DEPENDENCE ON PRINCIPAL CUSTOMERS. During the year ended December 31, 1996, two customers accounted for approximately 57% (non-financial service firm customer) and 15%, respectively of total sales, and during the year ended December 31, 1995 three customers accounted for approximately 38% of total sales. Although the Company is presently negotiating, and anticipates entering into, additional contracts to supply its Trinitech TouchPad(R) and software products, it is likely to be a dependent on a limited number of significant customers for the foreseeable future. If the Company is not able to replace such revenue, the loss of any such significant customer would likely have a material adverse effect on the Company's revenue.

            4. DEPENDENCE ON KEY MANAGEMENT. The Company's success is dependent upon the expertise of the key members of its management team, particularly its President and Chief Executive Officer, Mr. Peter Kilbinger Hansen. The loss of Mr. Hansen's services would, and the loss of the services of Mr. Lars Kragh, Vice President-Research and Development Manager, may, have a material adverse effect upon the operations of the Company. There can be no assurance that the Company will be successful in recruiting or retaining the additional qualified personnel which may be necessary to maintain its operations and achieve projected growth.

            5. COMPETITION. The Company believes that it competes favorably because of its competitive marketing and niche orientation combined with its product range and open architecture strategy, offering connection to all major industry computer networks and operating and window manager systems. However, the Company does face competition from a variety of providers, and may face competition from a variety of potential providers, many of which have or will have considerably larger and greater financial and human resources and marketing capabilities.

            6. NO DIVIDENDS. The Company has not paid cash dividends on any of its shares of Common Stock and has no present ability to pay such dividends. Any earnings derived from the Company's operations are expected to be utilized by the Company for its continued development.

            7. EFFECT OF SALES BY SELLING STOCKHOLDERS. The shares of Common Stock may be offered by the Selling Stockholders in the AMEX or in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Owing to the significant number of shares of Common Stock offered hereby, sales of such shares, and of any other shares held by stockholders of the Company which may be publicly sold, may have an adverse effect on the market price of the Common Stock, depending on the volume and the duration of time of such sales.

                                   THE COMPANY

            TRINITECH SYSTEMS, INC. (the "Company" or "Trinitech") develops and markets advanced electronic trading systems to brokerage firms, international banks and global exchanges trading in equities, currencies and futures & options. The Company has also successfully leveraged its patented flat panel hardware technology, its Trinitech TouchPad(R), through sales outside the financial sector.

            The Company's goal is to become the leading provider of real-time electronic trade entry and routing systems to the global financial services industry thereby offering its customers the ability to enter and route orders and executions from "end-to-end," from the buy-side/retail institution or remote branch office through to the exchange floors and electronic exchanges. The Company is setting new standards for the future in this regard and its technology is being used by such firms as Morgan Stanley & Co., Inc., J.P. Morgan Securities, Inc., Lehman Brothers, Inc., Merrill Lynch Pierce, Fenner & Smith, Inc., Smith Barney, Inc., CS First Boston, Paine Webber, Incorporated, Donaldson, Lufkin & Jenrette, Inc., Pershing Trading Corp., and Dean Witter Reynolds, Inc. among others.

            The Company's systems provide electronic order entry, order routing, tracking and risk monitoring capabilities, replacing existing paper and telephone based trading and eliminating a number of redundant steps in the order flow and execution reporting process. The Company believes that the trading industry is inevitably moving from a paper and voice driven tracking environment to real-time electronic-based trading. The primary reasons for this transition, the Company believes, are the increased order and information flow provided by an electronic trading environment, the subsequent improvement in trading performance and elimination of trading errors as a result of the availability of on-line risk management, and the cost efficiencies associated with electronic trading. Recurring, high profile trading scandals have provided further impetus for the implementation by financial risk managers of electronic trading systems with risk monitoring capabilities.

            All the Company's products are available in flexible building blocks that can be sold either together or separately to complement existing customer components. This has given the Company the ability to collect revenue from each "link" of the trading process. The Company also continues to expand its product portfolio with new and complementary software modules that allow the Company to collect revenue from multiple levels. The Company now offers its trading systems on a subscription or transaction basis, with hardware, software and maintenance provided for a monthly fee. For the Company's customers, the new pricing model offers minimal up-front investment in technology as well as an alternative to costly in-house development. For the Company, it offers a simplification of the sales cycle as well as significant recurring revenue.

            In October 1996, the Company launched its NYSE Data Center which provides its equities customers access to its subscription-based quote, order and execution routing systems. The Data Center offers member firms the ability to utilize the Company's systems without having to invest in a communications infrastructure. Furthermore, the Company's Data Center offers the potential for an "any to any" relationship for routing orders and executions between and among firms and the NYSE. During 1997, in conjunction with other major firms and exchanges, the Company will be working to establish a transaction data center for the futures & options industry with the potential for a similar arrangement for electronic order and execution routing. (Part of the gross proceeds from the Company's March 7, 1997 private placement of 800,000 shares of its common stock with gross proceeds of $3.6 million, will be used to finance both of these areas). Going forward into 1997, the Company has repositioned itself for substantial growth. It can now provide the raw terminals (through its hardware products), the software, and the infrastructure (through its Data Centers) to tie the trading industry together for the electronic entry and routing of orders and executions.

         (R)-TRINITECH TOUCHPAD, GUIDED-INPUT, X-PAD, TRINITECH, THE COMPANY'S LOGO "T", AND TRINITECH SYSTEMS ARE REGISTERED TRADEMARKS OF TRINITECH SYSTEMS, INC

                                 USE OF PROCEEDS

            There are no net proceeds to be realized by the Company from the sale of the Common Stock by the Selling Stockholders, except upon ultimate exercise, if any, of outstanding Warrants. The net proceeds to the Company of the eventual exercise of the Warrants, if any, may not be used immediately. The funds raised by any exercise of the Warrants will be retained and used for general working capital purposes. Any such net proceeds that are not expended immediately may be deposited in interest bearing or non-interest bearing accounts, or invested in government obligations, certificates of deposit or similar short-term investments. Assuming the exercise of all outstanding Warrants, the Company would realize approximately $1,613,000 in gross proceeds.


                              SELLING STOCKHOLDERS

            The following table sets forth (i) the number of Common Shares beneficially owned by each Selling Shareholder as of April 7, 1997, (ii) the number of Shares to be offered for resale by each Selling Shareholder and (iii) the number and percentage of Common Shares to be held by each Selling Shareholder after completion of the offering.


                                                  Shares Beneficially    Shares              Shares Beneficially
                                                   Owned Prior to      Available                   Owned After
                                                      Offering        for Sale in                   Offering
Selling Stockholders                            Number     Percent      Offering            Number            Percent
--------------------                            ------     -------      --------            ------            -------

Peter Kilbinger Hansen (1)                      960,850       11.0%     122,500             838,350             9.6%
Lars Kragh (2)                                  212,650        2.4%      75,000             137,650             1.6%
John Chapman (3)                                 30,000           *      30,000                 -                  *
Craig M. Shumate (4)                             60,087           *      60,087                 -                  *
Carl E. Warden (5)                              436,200        5.0%     135,000             301,200             3.5%
Stephen R. Adams                                  5,000           *       5,000                 -                  *
Robert Alpert                                    50,000           *      50,000                 -                  *
Robert H. Bachler                                 4,000           *       4,000                 -                  *
Robert H. Bachler Trustee FBO
    Alys Bachler                                  8,000           *       8,000                 -                  *
Robert H. Bachler Trustee FBO
    Craig R Bachler                               2,000           *       2,000                 -                  *
Robert H. Bachler Trustee FBO
    Joyce Pearson                                 8,000           *       8,000                 -                  *
Robert H. Bachler Trustee FBO
    Robert Wunderlich                             8,000           *       8,000                 -                  *
George R. Begley (6)                              5,000           *       5,000                 -                  *
Clyde Berg                                       25,000           *      10,000              15,000                *
BIM3 Investments                                 25,000           *      25,000                 -                  *
Kevin Conlon (6)                                 10,000           *      10,000                 -                  *
Raymond H. Cope (8)                              10,000           *      10,000                 -                  *
Glen S. Cutler Estate Trust                       3,000           *       3,000                 -                  *
Guy Michael Dart                                 19,000           *      19,000                 -                  *
Guy Michael Dart FBO Lindsay Dart                45,000           *      45,000                 -                  *
Jeanette Dailey Dart                              1,000           *       1,000                 -                  *
Stephen Dart                                     15,000           *      15,000                 -                  *
William M. DeArman                               20,000           *      20,000                 -                  *
John E. Drury                                    25,000           *      25,000                 -                  *
Dirk B. Dudgeon                                   5,000           *       5,000                 -                  *

                                       6


                                                  Shares Beneficially    Shares              Shares Beneficially
                                                   Owned Prior to      Available                   Owned After
                                                      Offering        for Sale in                   Offering
Selling Stockholders                            Number     Percent      Offering            Number            Percent
--------------------                            ------     -------      --------            ------            -------


Fred M. Ferreira                                  7,000           *       7,000                 -                  *
Fowler Family Trust                               5,000           *       5,000                 -                  *
Hugh H. Gordon (401K Plan)                        5,000           *       5,000                 -                  *
Clark A. Gunderson                               65,000           *      10,000              55,000                *
Horton Living Trust                               5,000           *       5,000                 -                  *
Murphy Neal Jones (9)                            13,250           *      13,250                 -                  *
Richard D. Jordan                                55,500           *      25,000              30,500                *
Billie Key                                       10,000           *       5,000               5,000                *
Alan M. & Stephanie W. Kirchick (7) (8)          24,250           *      24,250                 -                  *
Jonathan G. Krass                                10,000           *      10,000                 -                  *
John R. Lakian (6)                               20,000           *      20,000                 -                  *
Curtis C. Lanning Family Trust                   10,000           *      10,000                 -                  *
Alice Liebovit (6)                               10,000           *      10,000                 -                  *
Martha Logan (6)                                 20,250           *      20,250                 -                  *
Bradley T. & Wendy R. Marlin (7) (8)             29,250           *      29,250                 -                  *
Larry Martin                                     25,000           *      25,000                 -                  *
Michael Associates                               50,000           *      50,000                 -                  *
Steve A. Minor                                    5,000           *       5,000                 -                  *
Robert Scott & Mary Lou Moore (7)(8)             24,250           *      24,250                 -                  *
Wiley Gregory Orr                                10,000           *      10,000                 -                  *
James Peacock (6)                                 1,000           *       1,000                 -                  *
Regnolds Living Trust (8)                         5,000           *       5,000                 -                  *
Research Works (6)                               50,000           *      50,000                 -                  *
Jerome E. Robertson                              10,000           *      10,000                 -                  *
Jerome E. Robertson Profit Sharing Plan          12,000           *      12,000                 -                  *
Joseph C. Roselle                                50,000           *      50,000                 -                  *
William A. Rothrock, IV                           5,000           *       5,000                 -                  *
Don A. Sanders                                   30,000           *      30,000                 -                  *
Douglas Sobey                                    10,000           *      10,000                 -                  *
Joseph G. Straining                               5,000           *       5,000                 -                  *
Dave W. Sutch (401K Plan)                         5,000           *       5,000                 -                  *
Barbara Thomas (6)                                1,000           *       1,000                 -                  *
James J. Trainor                                 50,000           *      50,000                 -                  *
Clare Walsh (6)                                  30,000           *      30,000                 -                  *
Eric Warden (7) (8)                              35,250           *      35,250                 -                  *
Kenneth W. Wimberly Pension/Profit Plan          10,000           *      10,000                 -                  *
Julian Wolf (401K Plan)                           5,000           *       5,000                 -                  *
Jack Worley, IRA                                 20,000           *      20,000                 -                  *
Larry Zaffuto (6)                                22,750           *      22,750                 -                  *


---------------
            * - Represents less than one percent (1%).

            The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the footnotes to this table. The calculation of Common Shares beneficially owned was determined in accordance with Rule 13d-3 of the Exchange Act.

(1) Includes 650,000 shares held by TechSoft, a corporation partially owned by Mr. Kilbinger Hansen, which shares may be deemed to be beneficially owned by Mr. Kilbinger Hansen. Also includes 122,500 shares to be sold upon exercise of Warrants therefor. Mr. Hansen serves as President and Chief Executive Officer and as Chairman of the Board of Directors of the Company and his address is c/o Trinitech Systems, 333 Ludlow Street, Stamford, CT 06902
(2) Includes 75,000 shares issuable upon exercise of warrants therefor. Mr. Kragh serves as Vice President - Research and Development of the Company.
(3) These shares are issuable upon exercise of warrants therefor. Dr. Chapman serves as a Director of the Company.
(4) These shares are issuable upon exercise of warrants therefor. Mr. Shumate serves as a Director of the Company.
(5) Includes 85,000 shares issuable upon exercise of warrants therefor. Mr. Warden serves as a Director of the Company
(6)      These shares are issuable upon exercise of warrants therefor.
(7)      Includes 5,000 shares issuable upon exercise of warrants therefor.
(8) Beneficiary is a relative of Carl E. Warden, with respect to which shares Mr. Warden disclaims beneficial ownership.
(9)      Includes 8,250 shares issuable upon exercise of warrants therefor.


                              PLAN OF DISTRIBUTION

         Of the shares of Common Stock offered hereby, a) 800,000 shares relate to a secondary distribution by the Selling Shareholders and b) 570,837 shares relate to the secondary distribution by holders of the Warrants described herein. The 570,837 Warrants relate to the secondary distribution by certain of the Selling Shareholders of Warrants to purchase Common Stock.

         This offering is self-underwritten; neither the Company nor the Selling Shareholders have employed an underwriter for the sale or resale of the Common Shares or the exercise of the Warrants by the Selling Shareholders. The Company will bear all expenses in connection with the preparation of this Prospectus. The Selling Shareholders will bear all expenses associated with the sale of the Common Shares.

         The secondary distributions of the Common Stock may be offered for the account of the Selling Stockholders from time to time solely on the AMEX, at fixed prices that may be changed or in negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring Common Shares from the Selling Stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing in the AMEX or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Stockholders and any broker-dealers that act in connection with the sale of Common Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses of the Selling Shareholders and applicable transfer taxes, are payable by the Selling Stockholders.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Olshan, Grundman, Frome & Rosenzweig LLP, 505 Park Avenue, New York, NY 10022.


                                     EXPERTS

         The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete; and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The  estimated   expenses  in  connection   with  the  issuance  and
distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:

            SEC Registration Fee..............................     $  2,566.55
            Printing and Engraving............................        3,000.00
            Blue Sky Fees and Expenses........................       15,000.00
            Legal and Accounting Fees and Expenses............       50,000.00
            Miscellaneous.....................................        4,433.45
                                                                    ----------
                                    Total.....................      $75,000.00
                                                                    ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

            The Company's by-laws provide that every director and officer of the Company and his heirs, executors, administrators and other legal personal representatives shall be indemnified and held harmless from and against (a) any liability and all costs, charges and expenses that he sanctions or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office and (b) all other costs charges and expenses that he sustains or incurs in respect of the affairs of the Company.

The company maintains a $1 million directors and officers liability insurance policy.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS*
  3.1 Articles of Incorporation of Trinitech Systems, Inc. (Exhibit 3.1 to Registrant's Form 10 filed March 5, 1993).
  3.2 By-Laws of Trinitech Systems, Inc. (Exhibit 3.2 to Registrant's Form 10 filed March 5, 1993).
  4.1 Certificate of Designation of Series A Preferred Stock (Exhibit 4.1 to Registrant's Form 10 filed March 5, 1993).
  4.2 Specimen - Common Stock Certificate (Exhibit 4.2 to the Company's Annual Report on Form 10K for the fiscal year ended December 31,
            1993).
  5.1       Opinion of Olshan  Grundman Frome & Rosenzweig,  included in Exhibit
            23.2.
 10.1 Employment Agreement with Peter Kilbinger Hansen dated January 1, 1991 (Exhibit 3.2 to Registrant's Form 10 filed March 5, 1993).
 10.2 Revolving Credit Agreement, dated April 30, 1995, between First Fidelity Bank and Trinitech Systems, Inc.
 10.3 Amended and Restated 1991 Incentive Stock Option Plan of Trinitech Systems, Inc.
 21.1       Subsidiaries of the Registrant.
 23.1       Consent of Independent Public Accountants.**
 23.2       Consent of Olshan Grundman Frome & Rosenzweig. **
 24.1       Powers of Attorney (included on Page II-5).



----------------
 * - Except as noted, all exhibits have been previously filed.
** - Filed herewith.

ITEM 17.  UNDERTAKINGS

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            The undersigned Registrant hereby undertakes that:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (a) To include any Prospectus required by Section 10(a)(3) of the Act;

                        (b) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

                        (c) To include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on this 9th day of April, 1997.

                                    TRINITECH SYSTEMS, INC.

                                    By:   /s/ Peter Kilbinger Hansen
                                          --------------------------
                                          Peter Kilbinger Hansen
                                          Chairman and President
                                          (Chief Executive Officer)



            Pursuant to the requirements of the Securities Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

SIGNATURES                                      TITLE                                               DATE

    /s/ Peter Kilbinger Hansen                  Chairman and President                          April 9, 1997
------------------------------------            (Principal Executive Officer)
Peter Kilbinger Hansen

     /s/ William E. Alvarez, Jr.                Chief Financial Officer and Secretary           April 9, 1997
------------------------------------            (Principal Accounting and
William E. Alvarez, Jr.                          Financial Officer)


     /s/ Dr. John H. Chapman                    Director                                        April 9, 1997
------------------------------------
Dr. John H. Chapman

     /s/ Craig M. Shumate                       Director                                        April 9, 1997
------------------------------------
Craig M. Shumate

     /s/ Carl E. Warden                         Director                                        April 9, 1997
------------------------------------
Carl E. Warden

                               POWERS OF ATTORNEY

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each of the undersigned officers and directors of Trinitech Systems, Inc. hereby constitutes and appoints Peter Kilbinger Hansen and William E. Alvarez, Jr., and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Trinitech Systems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


SIGNATURES                                      TITLE                                               DATE

    /s/ Peter Kilbinger Hansen                  Chairman and President                          April 9, 1997
------------------------------------            (Principal Executive Officer)
Peter Kilbinger Hansen

     /s/ William E. Alvarez, Jr.                Chief Financial Officer and Secretary           April 9, 1997
------------------------------------            (Principal Accounting and
William E. Alvarez, Jr.                          Financial Officer)


     /s/ Dr. John H. Chapman                    Director                                        April 9, 1997
------------------------------------
Dr. John H. Chapman

     /s/ Craig M. Shumate                       Director                                        April 9, 1997
------------------------------------
Craig M. Shumate

     /s/ Carl E. Warden                         Director                                        April 9, 1997
------------------------------------
Carl E. Warden

                                  EXHIBIT INDEX


Exhibits

  3.1 Articles of Incorporation of Trinitech Systems, Inc. (Exhibit 3.1 to Registrant's Form 10 filed March 5, 1993).
  3.2 By-Laws of Trinitech Systems, Inc. (Exhibit 3.2 to Registrant's Form 10 filed March 5, 1993).
  4.1 Certificate of Designation of Series A Preferred Stock (Exhibit 4.1 to Registrant's Form 10 filed March 5, 1993).
  4.2 Specimen - Common Stock Certificate (Exhibit 4.2 to the Company's Annual Report on Form 10K for the fiscal year ended December 31,
            1993).
  5.1       Opinion of Olshan  Grundman Frome & Rosenzweig,  included in Exhibit
            23.2.
 10.1 Employment Agreement with Peter Kilbinger Hansen dated January 1, 1991 (Exhibit 3.2 to Registrant's Form 10 filed March 5, 1993).
 10.2 Revolving Credit Agreement, dated April 30, 1995, between First Fidelity Bank and Trinitech Systems, Inc.
 10.3 Amended and Restated 1991 Incentive Stock Option Plan of Trinitech Systems, Inc.
 21.1       Subsidiaries of the Registrant.
 23.1       Consent of Independent Public Accountants.**
 23.2       Consent of Olshan Grundman Frome & Rosenzweig. **
 24.1       Powers of Attorney (included on Page II-5).

----------------
 * - Except as noted, all exhibits have been previously filed.
** - Filed herewith.